DELL INC.
Stock Unit Agreement

Pursuant to your agreement with Dell Inc., a Delaware corporation (the “Company”), to be compensated by the Company for any loss or adverse financial impact you might incur as a result of your appointment to a position with the Company, whether in connection with the relocation of your principal residence, your forfeiture or other loss of realized or unrealized earnings payable by your previous employer, or other event or occurrence specified in your agreement in consideration for your service to the Company, the Company is pleased to grant you units representing the right to receive shares of the Company's common stock (the “Shares”), subject to the terms and conditions set forth below.
The number of units that are awarded to you (the “Units”) is stated in step one of the Stock Plan Administrator's online grant acceptance process (“Grant Summary”). Each Unit represents the right to receive one Share. As a material inducement to the Company to grant you this award, you agree to the terms and conditions stated in this agreement. You agree that you are not otherwise entitled to this award, that the Company is providing you this award in consideration for your promises and agreements below, and that the Company would not grant you this award absent those promises and agreements. This Stock Unit Agreement, the Grant Summary, and the Company's 2012 Long-Term Incentive Plan (the “Plan”) set forth the terms of your Units identified in your Grant Summary.

1.    Vesting - The Company will issue you one Share for each vested Unit to be delivered on the applicable vesting date or as soon as administratively practicable thereafter; provided that in no event shall any Shares be delivered later than the fifteenth day of the third month following the end of the calendar year with respect to which the Unit was earned and not subject to forfeiture. The Units will vest, and you will receive Shares, in accordance with the schedule in your Grant Summary.
2.    Expiration - If your Employment (as defined below) is terminated by you for any reason other than Good Reason (As defined below) or by your Employer for Serious Misconduct (as defined below), any Units that have not vested will expire at that time.
If your Employment is terminated by reason of your death or Permanent Disability (as defined in the Plan described below), all Units will vest immediately and automatically upon such termination of Employment.
If your Employment is terminated for any other reason, and you execute a release of claims in a form acceptable to the Company no later than 60 days from your termination date, all Units will vest immediately and automatically upon such termination of Employment, and the Shares will be distributed to you in accordance with the original vesting schedule.
As used herein, the term "Employment" means your regular full-time or part-time employment with the Company or any of its Subsidiaries, and the term "Employer" means the Company (if you are employed by the Company) or the Subsidiary of the Company that employs you.
As used herein, the term, "Serious Misconduct" means: (a) a violation of your obligations regarding confidentiality, or the protection of sensitive, confidential or proprietary information and trade secrets; (b) an act or omission by you resulting in your being charged with a criminal offense which constitutes a felony and involves moral turpitude or dishonesty; (c) conduct by you which constitutes gross neglect, willful insubordination, or a willful breach of a fiduciary duty to Dell or its shareholders; or (d) Dell's Senior Management's determination that you willfully violated Dell's Code of Conduct or committed other acts of willful misconduct.
As used herein, the term “Good Reason” means that any of the following occur, without your consent: (a) a material reduction of your base salary or health and welfare benefits unless such reduction is part of an across-the-board reduction for all employees who are in the same salary grade as you as of the time of such reduction, (b) a material diminution to your job duties, scope or responsibilities, or (c) your being required to relocate your principal work location to an office or location that is more than 50 miles from your principal work location as originally assigned by Dell (defined as Austin, Texas, once you move to Austin, Texas, per your Agreement).  Notwithstanding the above, a condition will not constitute Good Reason unless and until you inform Dell in writing of the existence of the condition within 90 days of its occurrence and Dell does not cure such condition within 30 days of receipt of such notice and you then resign your employment within 60 days after Dell's cure period has ended.
3.    Rights as a Stockholder - You will have no rights as a stockholder with respect to Shares that may be received by you pursuant to this Agreement until those Shares are issued and registered in your name on the books of the Company's transfer agent. Units granted to you will be satisfied wholly through the issuance and delivery of Shares. If the Company declares a cash dividend on its common stock, you will be entitled to receive with respect to each Unit which is outstanding on the dividend record date and which vests an amount in cash equal to the amount of such cash dividend declared and paid on one share of common stock (a “Dividend Equivalent”), so long as such dividend record date occurs not later than the date on which the Share underlying such vested Unit is issued to you. Dividend Equivalents will not be credited with interest. The Company will pay you the Dividend Equivalent payment amount with respect to a vested Unit on the date on which the Company issues the Share underlying such Unit in accordance with this Agreement or as soon as administratively practicable thereafter. If the issuance of any Share is deferred to a date later than the vesting date of the related Unit under any agreement between you and the Company, payment to you of the related Dividend Equivalent payment amount similarly will be deferred to such later issue date. You will not be entitled to receive Dividend Equivalent payments with respect to any Units that are not vested Units.
4.    Agreement With Respect to Taxes - You must pay any taxes that are required to be withheld by the Company or your Employer. You may pay such amounts in cash or make other arrangements satisfactory to the Company or your Employer for the payment of such amounts. You agree the Company or your Employer, at its sole discretion and to the fullest extent permitted by law, shall have the right to demand that you pay such amounts in cash, deduct such amounts from any payments of any kind otherwise due to you (including Dividend Equivalents), or withhold from Shares to which you would otherwise be entitled the number of Shares having an aggregate market value at that time equal to the amount you owe. In the event the Company, in its sole discretion, determines that your tax obligations will not be satisfied under the methods described in this paragraph, you authorize the Company or the Company's Stock Plan Administrator to sell a number of Shares that are issued under the Units, which the Company determines as having at least the market value sufficient to meet the tax withholding obligations plus additional Shares to account for rounding and market fluctuations and pay such tax withholding to the Company. The shares may be sold as part of a block trade with other participants and all participants will receive an average price.

You agree that, subject to compliance with applicable law, the Company or your Employer may recover from you taxes which may be payable by the Company or your Employer in any jurisdiction in relation to this award. You agree that the Company or your Employer shall be entitled to use whatever method they may deem appropriate to recover such taxes including the withholding of Dividend Equivalents or the sale of any Shares, paying you a net amount of shares (or cash), recovering the taxes via payroll and direct invoicing. You further agree that the Company or your Employer may, as it reasonably considers necessary, amend or vary this agreement to facilitate such recovery of taxes.

5.    Leaves of Absence - Subject to the Units remaining exempt from Internal Revenue Code Section 409A or being compliant with Internal Revenue Code Section 409A, if you take a leave of absence from active Employment that has been approved by the Company or your Employer or is one to which you are legally entitled regardless of such approval, the following provisions will apply:
A.    Vesting During Leave - Notwithstanding the vesting schedule set forth above, no Units will vest during a leave of absence other than an approved employee medical, FMLA or military leave. Notwithstanding the preceding, vesting shall not be deferred for any approved leave of absence of less than 30 days. The vesting that would have otherwise occurred during a leave of absence other than an approved employee medical, FMLA or military leave will be deferred by the number of days you are on a leave of absence. For example, if your Units are scheduled to vest on August 1, 2012 through August 1, 2016, and you are on a 40 day leave of absence, the dates on which the vesting occurs will be deferred to September 10, 2012 through September 10, 2016.
B.    Effect of Termination During Leave - If your Employment is terminated during the leave of absence, the Units will expire or vest in accordance with the terms stated in Paragraph 2 (Expiration) above.
6.    Return of Share Value - By accepting this award, you agree that if the Company, acting through the Committee, determines that you engaged in “Conduct Detrimental to the Company” (as defined below) during your Employment or during the one-year period following the termination of your Employment, you shall be required, upon demand, to return to the Company, in the form of a cash payment, certain share value (“Returnable Share Value”). For purposes of this provision, “Returnable Share Value” means a cash amount equal to (i) the gross value of the Shares that were issued to you pursuant to this Agreement, determined as of the date such Shares were issued to you and using the Fair Market Value (as defined in the Plan) of Dell stock on that date, plus (ii) any associated Dividend Equivalents. You understand and agree that the repayment of the Returnable Share Value is in addition to and separate from any other relief available to the Company due to your Conduct Detrimental to the Company.
For purposes of this Agreement, you will be considered to have engaged in “Conduct Detrimental to the Company” if:
(1) you engage in serious misconduct (whether or not such serious misconduct is discovered by the Company prior to the termination of your Employment);
(2) you breach your obligations to the Company with respect to confidential and proprietary information or trade secrets or breach any agreement between you and Dell relating to confidential and proprietary information or trade secrets;
(3) you compete with the Company (as described below); or
(4) you solicit the Company's employees (as described below).
For purposes of this provision, you shall be deemed to “compete” with the Company if you, directly or indirectly:

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Are a principal, owner, officer, director, shareholder or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below);

•	Are a partner or joint venture in any business or other enterprise or undertaking with a Direct Competitor; or

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Serve or perform work (including consulting or advisory services) for a Direct Competitor that is similar in a material way to the work you performed for the Company in the twelve months preceding the termination of your Employment.

You understand and agree that this provision does not prohibit you from competing with the Company but only requires repayment of Returnable Share Value in the event of such competition.
For purposes of this provision, a “Company's employee” means any person employed by the Company or any of its Subsidiaries and “solicit the Company's employees” means that you communicate in any way with any other person regarding (a) a Company Employee leaving the employ of the Company or any of its Subsidiaries; or (b) a Company Employee seeking employment with any other employer. This provision does not apply to those communications that are within the scope of your Employment that are taken on behalf of your Employer.
The term “Direct Competitor” means any entity, or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively developed by Dell as of the date your employment with Dell ends. By way of illustration, and not by limitation, at the time of execution of this Agreement, the following companies are currently Direct Competitors: Hewlett-Packard, Lenovo, IBM, Gateway, Apple, Acer, CDW, EDS, EMC, Software House International, Insight (Software Spectrum), Softchoice, Computer Sciences Corporation and Digital River. You understand and agree that the foregoing list of Direct Competitors represents a current list of Dell Direct Competitors as of the date of execution of this Agreement and that other entities may become Direct Competitors in the future.
The Committee shall have complete and absolute authority to construe and interpret the provisions of this Agreement, including but not limited to any determination as to whether you have engaged in “Conduct Detrimental to the Company.” Any such interpretations or determinations by the Committee will be final, binding, and conclusive.
7.    Transferability - The Units are not transferable other than by will or the laws of descent and distribution. Once Units have vested and Shares have been issued to you, such Shares shall be freely transferable, subject to any applicable securities laws, rules and regulations, any separately stated transfer restrictions that the Company may impose on such Shares, and any Restricted Periods (as defined below) to which you may be subject.
8.    Trading Restrictions - If you are subject to any Company “blackout” policy or other trading restriction imposed by the Company (a “Restricted Period”) on the date a distribution would otherwise be made pursuant to Section 1 above, such distribution shall instead be made on the earlier of (i) the date you are not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made, and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder. For purposes of this provision, you acknowledge that you may be subject to a Restricted Period for any reason that the Company determines appropriate, including Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to you during an investigation of allegations of misconduct or Conduct Detrimental to the Company by you.
9.    Incorporation of Plan - This award is granted under the Plan and is governed by the terms of the Plan in addition to the terms and conditions stated herein. All terms used herein with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein. A copy of the Plan is available upon request from the Company's Stock Option Administration Department. Shares of common stock that are issued pursuant to this Agreement shall be made available from authorized but unissued shares.
10.    Prospectus - You may at any time obtain a copy of the prospectus related to the Dell common stock underlying the Units by accessing the prospectus at http://inside.us.dell.com/legal/corporate.htm. Additionally, you may request a copy of the prospectus free of charge from the Company by contacting Stock Option Administration in writing at Stock Option Administration, One Dell Way, Mail Stop RR1-38, Round Rock, Texas 78682, (512) 728-5198 or e-mail Stock_Option_Administrator @dell.com.
11.    Notice - You agree that notices may be given to you in writing either at your home address as shown in the records of the Company or your Employer, or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company's normal process for communicating electronically with its employees.

12.    No Right to Continued Employment - The granting of Units does not confer upon you any right to expectation of employment by, or to continue in the employment of, your Employer.
13.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation - By accepting this Agreement and the grant of the Units evidenced hereby, you expressly acknowledge that (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the grant of Units is a one-time benefit that does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units; (c) all determinations with respect to future grants, if any, including the grant date, the number of Units granted and the vesting dates, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Units is an extraordinary item of compensation that is outside the scope of your employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) Units are not part of normal or expected compensation for any purpose, and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you waive any claim on such basis; (g) the grant of an equity interest in the Company gives rise to the Company's need (on behalf of itself and its stockholders) to protect itself from Conduct Detrimental to the Company, and your promises described in Paragraph 6 (Return of Share Value) above are designed to protect the Company and its stockholders from Conduct Detrimental to the Company; (h) vesting of Units ceases upon termination of Employment for any reason except as may otherwise be explicitly provided in the Plan document or in this Agreement; (i) the future value of the Units is unknown and cannot be predicted with certainty; and (j) you understand, acknowledge and agree that you will have no rights to compensation or damages related to Units or Shares in consequence of the termination of your Employment for any reason whatsoever and whether or not in breach of contract.
14.    Data Privacy Consent - As a condition of the grant of the Units, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any ownership interests or directorships held in the Company or its Subsidiaries and details of all Units, Shares, stock options or other equity awards awarded or cancelled (“Data”). You further understand that the Company and its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of common stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.
15.    Governing Law and Venue - This Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America. The exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).
16.    Effect of Invalid Provisions - If any of the promises, terms or conditions set forth herein are determined by a court of competent jurisdiction to be unenforceable, any Units that have not vested as described above will expire at that time and you agree to return to the Company an amount of cash equal to the Fair Market Value (as defined in the Plan) of all Shares theretofore issued to you pursuant to this Agreement and the cash value of all Dividend Equivalents associated with such Shares, determined as of the date such Shares were issued.
17.    Consent to Electronic Communications - You agree that the Company may provide you with any communications associated with this award in electronic format. Your consent to receive electronic communications includes, but is not limited to, all legal and regulatory disclosures and communications associated with this award or notices or disclosures about a change in the terms and conditions of this award.
18.    Internal Revenue Code Section 409A - This Agreement is not intended to constitute a “nonqualified deferred compensation plan” for purposes of Internal Revenue Code Section 409A. Neither you nor the Company shall have the right to accelerate or defer the vesting and/or delivery of any Units if such action would cause this Agreement to be subject to Internal Revenue Code Section 409A. The Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Internal Revenue Code Section 409A but not to satisfy the conditions of that section.

19.    Acceptance of Terms and Conditions - This award will not be effective and you may not take action with respect to the Units or the Shares until you have acknowledged and agreed to the terms and conditions set forth herein in the manner prescribed by the Company. You must accept your award no later than 4pm Eastern Standard Time, five business days prior to the first vesting date or your entire award will be cancelled. You should print a copy of this award and your Grant Summary for your records.